STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

December 29, 2011

Job Number: C20111229-2672
Reference Number: 00003367892-78
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20110915772-75	Amendment	2 Pages/1 Copies

Respectfully,

ROSS MILLER
Secretary of State

Certified By: Robert Sandberg
Certificate Number: C20111229-2672
You may verify this certificate
online at **http://www.nvsos.gov/**

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090201

Filed in the office of	Document Number 20110915772-75
Ross Miller, Secretary of State, State of Nevada	Filing Date and Time 12/29/2011 12:47 PM
	Entity Number E0279142010-7

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Soton Holdings Group, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 1, Name of Corporation, is restated in its entirety as follows:

"1. Name of Corporation: Rio Bravo Oil, Inc."

Article 3, Authorized Stock, is restated in its entirety as follows:

"3. Authorized Stock: This Corporation is authorized to issue two classes of shares of stock to be designated as "Common Stock" and "Preferred Stock". ..."
[Full text of amendment on Attachment hereto].

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 2,500,000 (78%)

4. Effective date and time of filing: (optional) Date: January 19, 2012 Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X ______________________

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ATTACHMENT TO
CERTIFICATE OF AMENDMENT TO
ARTICLES OF INCORPORATION
OF
SOTON HOLDINGS GROUP, INC.

3. This Corporation is authorized to issue two classes of shares of stock to be designated as "Common Stock" and "Preferred Stock". The total number of shares of Common Stock which this Corporation is authorized to issue is One Hundred Twenty Million (120,000,000) shares, par value $0.001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is Twenty Million (30,000,000) shares, par value $0.001.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the Nevada Revised Statutes. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.